Filed pursuant to Rule 424(b)(3)
SEC File No. 333-268297

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated November 25, 2022)

MediWound Ltd.

28,153,058 ORDINARY SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of November 25, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-268297). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares are listed on the Nasdaq Stock Market LLC under the trading symbols “MDWD.” On January 6, 2023, the closing price for our ordinary shares on the Nasdaq Stock Market LLC was $12.64 per ordinary share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus and other risk factors contained in the documents incorporated by reference therein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 9, 2023.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

Pursuant to Rule 13a-16 or 15d-16 of the
Securities Exchange Act of 1934

For the month of January 2023

Commission File Number: 001-36349

MediWound Ltd.
(Translation of registrant’s name into English)

42 Hayarkon Street
Yavne, 8122745 Israel
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒  Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b) (1): __

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b) (7): __

CONTENTS

On January 9, 2023, MediWound Ltd. (the “Company”) made a presentation at the J.P. Morgan 41st Annual Healthcare Conference, highlighting its clinical products, and providing certain updates regarding the results of clinical trials, as well as certain estimates and projections as to expected future financial results.   Materials used in conjunction with the presentation are available on the Company’s website at www.mediwound.com and are furnished as Exhibit 99.1 to this Report of Foreign Private Issuer on Form 6-K (this “Form 6-K”). The contents of the foregoing website are not a part of this Form 6-K.

The information contained in the presentation was provided as of January 9, 2023, and the Company does not undertake any obligation to update the presentation in the future or to update forward-looking statements to reflect subsequent actual results. The furnishing of the materials related to the presentation is not an admission as to the materiality of any information contained in those materials.

The contents of this Form 6-K (including the information contained in Exhibit 99.1) are hereby incorporated by reference into the Company’s Registration Statements on Form S-8, filed with the SEC on April 28, 2014, March 24, 2016, March 19, 2018, March 25, 2019, February 25, 2020, May 15, 2021 and August 9, 2022 (Registration Nos. 333-195517, 333-210375, 333-223767, 333-195517, 333-210375, 333-230487, 333-236635, 333-255784, and 333-266697, respectively), and Form F-3, filed with the SEC on May 25, 2022 (Registration No. 333-265203).

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 9, 2023	MEDIWOUND LTD. By: /s/ Boaz Gur-Lavie Name: Boaz Gur-Lavie Title: Chief Financial Office

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EXHIBIT INDEX

The following exhibit is furnished as part of this Form 6-K:

Exhibit	Description

99.1	Presentation of MediWound Ltd. for the 41st Annual J.P. Morgan Healthcare Conference entitled “Non-Surgical Biological Solutions for Tissue Repair & Regeneration” dated January 2023.

4

Exhibit 99.1

 January 2023 I Nasdaq: MDWD  Non-Surgical Biological Solutions for Tissue Repair & Regeneration

 2  Cautionary Note Regarding Forward-Looking Statements  This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act and other securities laws, including but not limited to the statements related to the commercial potential of our products and product candidates, the anticipated development progress of our products and product candidates, and our expected cash runaway. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are not historical facts, and are based upon management’s current expectations, beliefs and projections, many of which, by their nature, are inherently uncertain. Such expectations, beliefs and projections are expressed in good faith. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved and actual results may differ materially from what is expressed in or indicated by the forward-looking statements. Important factors that could cause such differences include, but are not limited to the uncertain, lengthy and expensive nature of the product development process; market acceptance of our products and product candidates; the timing and conduct of our studies of our product candidates; our ability to obtain marketing approval of our products and product candidates in the U.S. or other markets; our expectations regarding future growth, including our ability to develop new products; risks related to our contracts with BARDA; our ability to maintain adequate protection of our intellectual property; competition risks; and the need for additional financing. These and other significant factors are discussed in greater detail in MediWound’s annual report on Form 20-F for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on March 17, 2022, and other filings with the SEC from time-to-time. These forward-looking statements reflect MediWound’s current views as of the date hereof and MediWound undertakes, and specifically disclaims, any obligation to update any of these forward-looking statements to reflect a change in their respective views or events or circumstances that occur after the date of this release except as required by law  Certain studies and data presented herein have been conducted for us by other entities as indicated where relevant. Intellectual property, including patents, copyrights or trade secret displayed in this presentation, whether registered or unregistered, are the intellectual property rights of MediWound. MediWound's name and logo and other MediWound product names, slogans and logos referenced in this presentation are trademarks of MediWound Ltd. and/or its subsidiaries, registered in the U.S.A., EU member states and Israel.  NexoBrid development has been supported in part with federal funding from U.S. Biomedical Advanced Research and Development Authority (BARDA), Administration for Strategic Preparedness and Response (ASPR), within the U.S. Department of Health and Human Services (HHS), under ongoing USG Contract numbers HHSO100201500035C and HHSO100201800023C. Contract number HHSO100201500035C provides funding and technical support for the pivotal U.S. Phase 3 clinical study (DETECT) and the marketing approval registration process for NexoBrid as well as its procurement and availability under the expanded access treatment protocol (NEXT) in the U.S. Additional projects for evaluation of NexoBrid funded under the BARDA contract include randomized, controlled pivotal clinical trial for use in pediatric population, establishment of a pre-emergency use data package and development of the health economic model to evaluate the cost savings impact to enable market adoption in the United States.  We maintain our books and records in U.S. dollars and report under IFRS.

Company Highlights

Validated enzymatic technology platform

FDA/EMA/PMDA approvals
14 successful clinical trials
120+peer reviewed publications

Diversified portfolio

NexoBrid® - 2022 revenues: $26-27M
EscharEx® - **$2B*** opportunity

cGMP certified sterile manufacturing facility

Provides capacity to scale revenue growth

Global strategic collaborations

BARDA, Vericel, DoD (US), Kaken (JP), BSV (IN)

Solid balance sheet & strong investor base

$42M cash
Runway through 2025

*TAM - targeted addressable market; Source: Oliver Wyman market research

MediWound 3

 4  Leadership Team  Nachum (Homi) Shamir  Chairman of the Board  Ofer Gonen  Chief Executive Officer  Dr. Ety Klinger  Chief R&D Officer  Tzvi Palash  Chief Operating Officer  Boaz Gur-Lavie  Chief Financial Officer  Dr. Robert J. Snyder  Chief Medical Officer  Prof. Lior Rosenberg  Founder, Medical Director

 5  Proprietary Enzymatic Technology Platform  Pineapple stem harvest  Protein  extraction  Purification, enrichment, stabilization  Complex mixture of proteolytic enzymes  Images modified from Labster theory and bioinfo  Healthy skin  Damaged skin  Selective enzymes target only non-viable tissue  Viable tissues preserved; healing begins  Clinically and commercially validated   protein-based therapies

Multibillion Dollar Portfolio

Commercial


NexoBrid

NexoBrid®
Disruptive therapy for burn care

Indication: Eschar removal of deep partial and full thickness burns

Classification: Orphan biological drug

Target users: Hospitalized patients

Substantial U.S. government support

Development status: FDA/EU/JP approved

TAM* (U.S.): **>$200M**

Pipeline


EscharEx

EscharEx®
Next-gen enzymatic therapy for wound care**

Indication: Debridement of chronic / hard-to-heal wounds

Classification: Biological drug

Optimized for outpatient setting

Development status: Phase III ready

TAM* (U.S.): **>$2B**

Pipeline


MW005

MW005
Biotherapy for non-melanoma skin cancers**

Indication: Treatment of non-melanoma skin cancers

Classification: Biological drug

Optimized for outpatient setting

Development status: Phase I/II

TAM* (U.S.): **>$1B**

*TAM - targeted addressable market; Source: Oliver Wyman market research
**Investigational drug

MediWound 6

 7  Upcoming Milestones  2023  Phase I/II results  MW005   Phase I/II data  2024  NexoBrid®  EU Pediatric label extension approval   FDA approval  FDA Pediatric label extension submission     Marketing approval in JP/ IN  US commercial launch     Meetings with FDA  EscharEx®   CHMP Scientific advice  Phase III initiation  Phase II results  JP commercial launch

Financial Highlights

BALANCE SHEET

$42M in cash* as of December 31, 2022

Cash runway - through 2025

Strong investor base

REVENUES

2022 revenues of **~$26-27M**
NexoBrid is profitable

2023 Product revenues
>75% growth

2023 Product **gross margin >50%**; scale-up drives further increase

COMMERCIALIZATION

Global expansion via strategic collaborations (Vericel, Kaken, BSV, GAG)

Up to **$211M** support by BARDA

EU direct sales force (CAGR >20%)

Nasdaq | MDWD

ANALYSTS:

- Josh Jennings, MD, Cowen
- Jacob Hughes, Wells Fargo
- Francois Brisebois, Oppenheimer
- Swayampakula Ramakanth, PhD, HCW
- David Bouchey, Aegis
- Jason McCarthy, Ph.D, Maxim

* Cash, cash equivalents and short-term bank deposits; cash amount takes into account the receipt of $7.5M milestone from Vericel upon BLA approval

MediWound | 8

 Early, effective and selective non-surgical eschar removal for severe burns  Globally approved: FDA, EU, JP, IN; 11,000 patients  Validated & commercialized

 10  Clear Unmet Need for Early, Effective and Selective Non-Surgical Eschar Removal in Severe Burns  Eschar Removal is the  1st Critical Step in Burn Care  Loss of healthy tissue & blood  Current Practice* is   Traumatic & non-selective  Prevents local infection and sepsis  Eschar  Requires surgical team, operating room  Challenging  in delicate areas   Avoids further deterioration and scarring  Enables initiation  of wound  healing  Allows visual assessment of wound bed  *current non-surgical eschar removal has limited efficacy, and requires multiple dressing changes

 11  Indicated for eschar removal of deep-partial & full-thickness thermal burns  A sterile mixture of proteolytic enzymes  Effectively removes eschar within  4 hours without harming viable tissue or blood loss  Allows for early visual assessment of the wound  Before  After  Disruptive Bioactive Therapy for Burn Care  Significantly reduces need for surgery & improves patient outcomes  Easy-to-use, topical application at patient’s bedside

 12  NexoBrid® - Phase III Studies Demonstrate Superiority  Incidence of complete eschar removal   P<0.0001  Time to complete eschar removal   P<0.0001  NexoBrid N=75  SOC N=75  1.0  0.5  0.0  0  10  20  30  40  Incidence of surgical eschar removal  P <0.0001  Blood loss  P<0.0001  NexoBrid®  SOC  SOC®  NexoBrid®  SOC  NexoBrid®  Gel Vehicle  [N=175]  [N=175]  [N=175]  [N=175]  Consistent with EU Phase III study & pediatrics Phase III study  No safety issues after  24 month follow-up  Non-inferiority in time to complete wound closure & scarring  NexoBrid®  SOC  815ml  14ml

 Next-Generation Enzymatic Debridement for Wound Care  Superior to SOC -  Sets a new bar for efficacy  De-risked: based on a validated technology  Targets $2b market opportunity

 Modalities by Efficacy and Convenience  Modalities by Wound Type (U.S.)*  Efficacy  Trained Specialist  Untrained HCP/ Nurses   Ultrasonic  Versajet  Biological  Sharp  Enzymatic  Autolytic  29%  29%  Legend  14  Approaches in Chronic Wound Debridement are abundant but sub-optimal   *Source: OW Primary Research (6/2022) | VLU – Venus Leg Ulcers | DFU – Diabetic Foot Ulcer

 15  Indicated for debridement of chronic and  hard-to-heal wounds  Investigational drug containing a sterile mixture of proteolytic enzymes  Debrides chronic wounds in 4-6 daily applications  Next-Generation Enzymatic Debridement - Wound Bed Preparation within a Week   Inline with current treatment workflows and reimbursement landscape  Easy to use, daily topical application for outpatient setting  Extended IP protection  *Investigational Drug, not approved in any jurisdiction  *Investigational Drug, not approved in any jurisdiction  VLU  Before  After  Before  After  DFU  ®

EscharEx® Phase II Studies - Highly Efficacy vs. SOC

Primary Endpoint


63%
30%
P = 0.004
EscharEx®
N = 46
Gel Vehicle
N = 43

Incidence of complete debridement

EscharEx vs. Non-Surgical SOC


63%
13%
P<0.001
EscharEx®
N = 46
NSSOC
N = 30

Incidence of complete debridement


12.8
3.6
P <0.001
EscharEx®
N = 29
NSSOC
N = 21

Average # of applications


EscharEx
NSSOC
P = 0.016
% of subjects
# of Days
0
10
20
30
40
50
60
70
80
90
100
0
20
40
60
80
100
120

Time to complete debridement

EscharEx - 9 days vs. NSSOC - 59 days

Current enzymatic treatment has limited efficacy and is slow acting

EscharEx® No safety issues | Consistent with two additional phase II studies
MediWound 16

17  *Source: OW Primary Research (6/2022)  29%  55%  Market potential growth  EscharEx® anticipated to draw share from all other debridement modalities  2.1M patients  VLU: 1.0M | DFU: 1.1M  400K patients  1.3M patients  VLU: 560K   DFU: 770K  2022 Epidemiology Estimate  TAM - $2B   30% expected market share  70% eligible debridement   EscharEx® U.S. Market Opportunity  Cost of treatment: 1,500-1,800$*

 Novel biotherapy for Non-Melanoma Skin Cancer  MW005  Effective and safe topical application  BCC is the most diagnosed skin cancer in the US

 19  Novel Biotherapy for Non-Melanoma Skin Cancer  MW005  Before  After  The Market  4.3M annual cases of Basal Cell Carcinomas diagnosed in the US   Surgery is the SOC; topical products have high AEs & recurrence rates  The Product  Investigational drug containing a sterile mixture of proteolytic enzymes  Easy to use, high potency, 5-7 topical applications   US Phase I/II study, demonstrated efficacy, safety and tolerability  MW005

 $26-27M revenues mainly from  non-products  NexoBrid® FDA approved  $42M in cash*  Robust EscharEx® Phase II results  20  Why MediWound?  2022  2023  2025  2026  EscharEx®  Phase III initiation  Scale-up manufacturing facility  NexoBrid®  Product revenue growth  >75%  $40-50M Revenues from products  Additional revenues (BARDA, DoD)  Gross Margin >60%  EscharEx® approval  Cashflow positive  >$100M   Revenues with contribution from EscharEx®  * Cash amount takes into account the receipt of $7.5M milestone from Vericel upon BLA approval